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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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                                                                            SIX MONTHS ENDED           THREE MONTHS ENDED
                                                               ------------------------------------------------------------------
                                                                              JUNE 30,                      JUNE 30,
                                                                       2002             2001           2002         2001
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
INCOME
Net income                                                        $ 1,485,553       $ 1,440,060     $ 813,328     $ 700,999
Less: preferred stock dividend requirements                           900,450           900,450       450,225       450,225
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Net income applicable to common stock                             $   585,103       $   539,610     $ 363,103     $ 250,774

SHARES
Weighted average number of common shares outstanding                   22,077            22,077        22,077        22,077

NET INCOME PER COMMON SHARE                                       $     26.50       $     24.44     $   16.45     $   11.36
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